UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 3, 2007

IMMUNICON CORPORATION

(Exact Name of Registrant Specified in Charter)

Delaware	000-50677	23-2269490
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3401 Masons Mill Road, Suite 100 Huntingdon Valley, Pennsylvania	19006
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (215) 830-0777

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On January 2, 2006, Immunicon Corporation (“Immunicon”) entered into a Supply and Marketing License Agreement (the “License Agreement”) with Kreatech Biotechnology B.V. (“Kreatech”), under which Kreatech granted to Immunicon a royalty-bearing, non-exclusive, non-transferable license to offer for sale, sell, distribute, import, and export to resellers and end users reagents processed using Kreatech’s Universal Linkage System technology for use with Immunicon’s imaging technologies and instrument platforms.

On April 3, 2007, Immunicon and Kreatech, as an extension of their already-existing relationship under the License Agreement, entered into an Exclusive Cross-License Agreement (the “Cross-License Agreement”), under which Kreatech will leverage Immunicon technology and patents to develop improved products utilizing Kreatech’s Universal Linkage System technology for use in expanded fields and markets (the “Products”). In order to develop and market the Products, pursuant to the terms and conditions of the Cross-License Agreement, Immunicon and Kreatech will provide exclusive cross-licenses to each other under their respective proprietary technologies in order that Immunicon may market exclusively the Products in the United States of America, Canada and Mexico and their respective territories and possessions, and Kreatech may market exclusively the Products in the remainder of the world.

In the development of the Products, all intellectual property rights of either party existing as of the date of the Cross-License Agreement will be retained by the current holder. All right, title, and interest in and to inventions invented solely by Immunicon personnel during the term of the Cross-License Agreement shall be owned by Immunicon. Alternatively, all right, title, and interest in and to inventions invented solely by Kreatech personnel during the term of this Cross-License Agreement shall be owned by Kreatech. Title to such inventions made jointly during the term of the Cross-License Agreement shall be jointly owned by Immunicon and Kreatech as tenants in common. Both parties are bound to customary terms to keep confidential the information disclosed pursuant to Cross-License Agreement for the term of the Cross-License Agreement and for a five-year term thereafter.

Under the Cross-License Agreement, Immunicon shall immediately make an investment of $500,000 in Kreatech’s preferred stock and, in consideration of the rights and licenses granted to Immunicon by Kreatech, Immunicon expects to make two additional $500,000 investments in Kreatech’s preferred stock in the second half of 2007, based on achievement of certain milestones expected to occur in 2007. After 2007, Immunicon may make an additional $500,000 milestone payment to Kreatech based on the achievement of certain sales objectives by Immunicon. Additionally, in consideration of the rights and licenses granted under the Cross-License Agreement, during the term of the Cross-License Agreement, each of Immunicon and Kreatech shall pay to the other a royalty based on net sales of the Products in their respective sales territories.

The Cross-License Agreement shall remain in effect for a period of ten years and shall be automatically extended for one additional ten-year period thereafter. The Cross-License Agreement may be terminated at any time upon the mutual written agreement of the parties. In addition, either party has the right to terminate the Cross-License Agreement upon thirty days’ notice to the other party, if such other party becomes involved in financial difficulties as evidenced by certain events, such a party’s commencement of a voluntary case under any applicable bankruptcy code or statute. Lastly, if either party materially breaches any of the material provisions of the Cross-License Agreement, and such breach is not cured within sixty days after the giving of written notice by the other party specifying such breach, the non-defaulting party shall have the right to terminate the Cross-License Agreement.

Item 7.01.	Regulation FD Disclosure.

On April 4, 2007, Immunicon issued a press release announcing Immunicon’s entry into the Cross-License Agreement. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated into this Item 7.01 by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

99.1 – Press release dated April 4, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMMUNICON CORPORATION

By:	/S/ JAMES G. MURPHY
James G. Murphy Senior Vice President, Finance and Administration and Chief Financial Officer

Dated: April 6, 2006

EXHIBIT INDEX

Exhibit No.	Document
99.1	Press release dated April 4, 2007.